Exhibit 99.01

				  JOINT NEWS RELEASE


For  NCE:                                                     For  NSP:
Media  Relations:                                             Media Relations:
(303)  294-8900                                               (612)  337-2167
Investors:                                                    Investors:
Mike  Pritchard                                               Richard Kolkmann
(303)  294-2588                                               (612)  330-6622
www.ncenergies.com                                            www.nspco.com


		      NCE & NSP SHAREHOLDERS APPROVE MERGER
			    TO FORM XCEL ENERGY INC.

DENVER and MINNEAPOLIS (June 28, 1999) -- Shareholders of New Century Energies (NYSE: NCE) and Northern States Power Co. (NYSE: NSP) Monday approved the merger of NCE and NSP to form Xcel Energy Inc.

At separate special shareholder meetings held in Denver and Minneapolis, more than 83 percent of the voting shares of both NCE and NSP voted in favor of the merger.

Jim Howard, president, chairman and chief executive officer of NSP, said, "Today our shareholders voted to merge two strong, complementary companies to create Xcel Energy, which will be well-positioned to compete in a rapidly changing utility industry." Howard will become chairman of Xcel Energy at the completion of the merger.

NCE Chairman Bill Helton said, "This vote of confidence from the shareholders of both companies is an important step forward as we continue to make excellent progress in completing our merger in a timely manner."

NCE and NSP shareholders recognize the substantial benefits of the merger for shareholders and consumers alike, according to NCE President Wayne Brunetti, who will become chief executive officer of Xcel Energy. "This transaction will be accretive immediately, provide a balanced platform for growth, and provide NCE and NSP customers with continued low-cost, reliable energy," he noted.

NCE announced that shareholder approval of the merger totaled 93 percent of votes received, and 78 percent of overall shares. NSP reported 83 percent and 62 percent, respectively.

The merger, announced on March 25, 1999, requires approval or regulatory review by federal regulators, including the Federal Energy Regulatory Commission (FERC) and the Securities and Exchange Commission (SEC), as well as state regulators in eight of the 12 states currently served by the two companies. The approval process is expected to be completed within 12 to 18 months from the date of the merger announcement.

Under terms of the merger agreement, upon completion, holders of NCE stock will receive 1.55 shares of stock in Xcel Energy for each share of NCE stock. Each share of NSP stock will become one share of Xcel Energy. When completed, Xcel Energy will serve 3 million electricity customers and approximately 1.5 million natural gas customers in 12 states.

NCE serves approximately 1.6 million electricity customers and more than a million natural gas customers in Colorado, Texas, New Mexico, Wyoming, Kansas and Oklahoma. Its operating companies include Public Service Co. of Colorado, Southwestern Public Service Co. and Cheyenne Light, Fuel & Power. Wholly owned subsidiaries include New Century International, which owns a 50 percent interest in Yorkshire Electricity in the United Kingdom.

NSP provides electricity to about 1.5 million customers in portions of Minnesota, Wisconsin, North Dakota, Michigan and South Dakota. It distributes natural gas to more than 475,000 customers in Minnesota, Wisconsin, North Dakota, South Dakota, Michigan and Arizona. Wholly owned subsidiaries include NRG Energy Inc., which operates and has ownership interests in non-regulated energy businesses around the world, with major projects in the United States, Australia and Germany.

This  news  release  includes  forward-looking  statements within the meaning of
Section  21E  of  the  Securities  Exchange  Act of 1934.  These forward-looking statements reflect numerous assumptions, and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are: electric load and customer growth, abnormal weather conditions, economic conditions in the companies' service territories, fluctuations in energy-related commodity prices, realization of net cost savings in a timely manner, and other uncertainties. Other risk factors are detailed from time to time in the companies' SEC reports.


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